Exhibit 99.1

FOR RELEASE:  June 15, 2006

Contacts:

Brian Ruby, Creative Partners, +1 (203) 705-9218, bruby@creativepartners.com
Barry W. Smith, NYFIX, +1 (212) 809-3542, barry.smith@nyfix.com

PLAINTIFFS DISMISS CLASS ACTION LAWSUIT AGAINST NYFIX

NEW YORK, June 15, 2006 - NYFIX, Inc. today announced that, on June 13, 2006, the U.S. District Court for the District of Connecticut dismissed the class action lawsuit, Johnson v. NYFIX, Inc., as to NYFIX and all other defendants based on a stipulated Notice of Dismissal, filed by the parties on June 9, 2006, in which plaintiffs agreed to the dismissal without costs or attorneys’ fees or any consideration of any kind being paid to any party. Begun in May 2004, the lawsuit alleged violations of the federal securities laws based on NYFIX’s issuance of a series of allegedly false and misleading financial statements and press releases concerning, among other things, NYFIX’s investment in NYFIX Millennium.

About NYFIX, Inc.

NYFIX, Inc. is an established provider to the domestic and international financial markets of trading workstations, trade automation and communication technologies and through its registered broker-dealer subsidiaries, execution services. Our NYFIX Network is one of the industry's largest networks, connecting broker-dealers, institutions and exchanges. We maintain our principal office on Wall Street in New York City, with other offices in Stamford, CT, London's Financial District, Chicago and San Francisco. We operate redundant data centers in the metropolitan New York City area, with additional data center hubs in London, Amsterdam, Hong Kong and Tokyo. For more information, please visit http://www.nyfix.com.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the Company to market and develop its products. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking

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statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. All trademarks, trade names, logos, and service marks referenced herein belong to NYFIX, Inc.

SOURCE: NYFIX, Inc.

Please visit http://www.nyfix.com for more information about NYFIX.

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